May 10, 2012

Audience, Inc.

440 Clyde Avenue

Mountain View, California 94043

Re: Registration Statement Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about May 10, 2012, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 10,936,814 shares of your Common Stock (the “Shares”), reserved for issuance pursuant to the 2001 Stock Plan, the 2011 Equity Incentive Plan and the 2011 Employee Stock Purchase Plan (together, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Wilson Sonsini Goodrich & Rosati, P.C.